Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
March 31, 2017

Sub-Item 77D:	Policies with respect to
security investments


	Effective February 1, 2017, Artisan Mid
Cap Fund may invest up to 15% of its total assets at market value at the time of purchase in common stocks and other equity securities of non-U.S. companies and securities trading on non-U.S. exchanges. The changes were incorporated into Artisan Partners Funds' prospectus dated February 1, 2017.